12 July 1999




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549
USA



Dear Sir/Madam:

We have read paragraph (a) of Item 4 included in the Form 8-K dated 12 July 1999 of Huntingdon Life Sciences Group plc filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Yours faithfully,


/s/ Arthur Andersen

ARTHUR ANDERSEN


cc:      Ms. Sue Hide, Company Secretary, Huntingdon Life Sciences Group plc